Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

March 16, 2021

CHF Solutions, Inc.
12988 Valley View Road
Eden Prairie, MN 55344

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CHF Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 (the “Additional Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, which is related to, and incorporates by reference, the Company’s registration statement on Form S-3 (File No. 333-224881) filed with the Commission on May 11, 2018, and declared effective on May 23, 2018 (the “Registration Statement”).  The Additional Registration Statement relates to the registration of the proposed offer and sale by the Company of a proposed maximum offering price of $3,479,499.60 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant.  In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinions expressed herein is limited to the federal law of the United States and Delaware corporate law.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares to be offered and sold by the Company under the Additional Registration Statement and the related prospectus and any applicable prospectus supplement(s), including those incorporated by reference, have been duly authorized and, when issued and sold by the Company as described in the Additional Registration Statement, the related prospectus and any applicable prospectus supplement(s), including those incorporated by reference, and in the manner set forth in the Underwriting Agreement dated as of March 17, 2021, between the Company and Ladenburg Thalmann & Co., Inc., as representative of the underwriters named therein, against payment therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Additional Registration Statement and to the reference to our firm under the caption “Legal Matters” incorporated by reference in the prospectus included or incorporated by reference in the Additional Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

PDT/RZK/CBZ

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402